Exhibit 99(b)
                                                                   -------------


                                      GTECH

                        FY'03 Q4 April 10, 2003 Earnings
                             Conference Call Script


Good morning. And welcome to our fourth quarter and year end conference call.

With me on today's call are Bruce Turner, GTECH's President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

Before we begin today's call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies. Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company's filings with the SEC, including our fiscal 2002 10K and subsequent filings.

Now I would like to turn the call over to our host, Bruce Turner.

Bruce: Hello, everyone ... and welcome. Thank you for participating on our fiscal year-end earnings conference call.

Jaymin will review the highlights of our fourth quarter and fiscal 2003 financial results in a few moments.

But first, I would like to give you my perspective on the fiscal year just concluded and how our performance over the past 12 months has positioned us well for continued success in fiscal year 2004 and beyond.

Fiscal year 2003 was a great year for GTECH in every way - financially, strategically, and operationally. Our financial performance was nothing short of outstanding ... exceeding our expectations in every metric.

Let me take a moment to share a few of the key financial results from fiscal year 2003.

Service revenues increased approximately 5 percent, well above our original forecast of 1 to 2 percent growth. The underlying forces behind this growth were a 7.5 percent increase in same store sales coupled with net contract wins. The same store sales growth trends that we have seen in recent quarters continued in the fourth quarter, with domestic same store sales growing 7.2 percent and international growing 11 percent on a constant currency basis.

We delivered service gross margins of 38.4 percent, well above our forecast of 34 to 35 percent, reflecting the benefits of our three-year cost efficiency programs and the flow-through effect of service revenue growth.

Operating expenses for the year were $139 million ... or the midpoint of our estimated range of $138 to $140 million.

And at a record $2.43 per share, earnings were significantly higher than our original forecast of $1.65 to $1.70 per share.

These strong financial results only tell part of the story. In fiscal 2003 we also:

o    Strengthened our market leadership in our core lottery business.

o    Reasserted our technology leadership.

o Made significant strategic progress on both sides of our business - lottery and non-lottery.

o Returned $64 million dollars in free cash flow to our shareholders through our share repurchase program.

o And we helped to raise more than $ 20 billion for governments throughout the world.

How did we strengthen our market leadership in the lottery business? First, by winning virtually every major bid opportunity we pursued. All told, we won 8 new lottery contracts, including new contracts with existing customers in Belgium, Ireland, California, Georgia and British Columbia, and contracts with new customers in Minnesota, Westlotto in Germany, and ONCE in Spain. These wins offered a strong validation of our new Enterprise Series platform.

We also signed contract extensions with 6 customers around the globe, were awarded video lottery central systems contracts with the Canadian Province of Alberta, and the Sweden Lottery, and we were awarded contracts for incremental services in Kansas, New York, Virginia, Jamaica and the U.K. All told, this represents revenues of approximately $975M, taken over the life of the contracts.

Over the past three years - GTECH has won 35 lottery contracts around the world, representing approximately 90 percent of revenues for which the company bid.

With our successes over the past three years, combined with the recent twenty-five month extension in Brazil, over 90 percent of our service revenue stream is locked in under contract for at least the next two years.

We also led the lottery industry by delivering new ways to help our customers stimulate new sales growth. Working with our customers around the globe, we introduced new games, enhanced existing games and broadened distribution channels.

o We introduced a new online Numbers Game called Extra, which has driven revenue increases in Numbers Games of 8 to 10 percent in the six states that implemented it last fiscal year.

o Our customers in New York, Ohio and Washington joined the Mega-Millions super jackpot game -- increasing sales significantly.

o Washington also enhanced their existing long-odds lotto games, and Missouri added keno.

o In New York and Kansas, we increased the scope of our services to include fully integrated lottery communications networks, a service these customers previously acquired from traditional telecommunications companies.

o In Rhode Island, we activated the lottery industry's first technically integrated, multi-vendor, wide-area progressive jackpot system for video lottery terminals.

o We agreed to develop and license new software applications to Camelot, the UK lottery operator that will enable online, interactive lottery games over the Internet.

o And we made progress in expanding lottery distribution channels by deploying new self-service kiosks in Circle K convenience stores in California.

Many of these developments helped fuel same-store sales growth in fiscal 2003. Undoubtedly, all of them will drive same-store sales growth in fiscal 2004 and beyond.

Our technology leadership was strengthened with the launch of our Enterprise Series platform, which has been successfully deployed in Rhode Island, Minnesota and Ireland. The early success of Enterprise Series is significant, not just because it's a new technology, but also because it introduces a new lottery paradigm. A paradigm, built on open software and Internet Protocol networking that lowers operational costs...increases flexibility and freedom of choice ... enables easier integration of third-party software ... and unlocks greater growth potential for our customers. For retailers, Enterprise Series offers the ability to integrate the lottery with the rest of their business operations and marketing efforts. And for players, Enterprise Series means more games available in more places on more devices.

Enterprise Series is clearly at the core of our strategy to drive new growth in the lottery business. So is our acquisition of Interlott, the world's leading provider of instant ticket vending machines, or ITVMs. This acquisition will give GTECH a major presence in the instant ticket side of the lottery, a $19 billion-dollar segment of the US lottery market growing at a significantly faster rate than the US online lottery market. In the longer term, Interlott will enable us to deliver new products and services to customer, retailers, and players by bringing ITVMs online.

We also made progress in pursuing our commercial services strategy in fiscal 2003. We refined our strategy, targeting our efforts at opportunities in the utilities, financial services, government, and retail vertical markets in Brazil, Chile, Mexico, and Poland. As part of that strategy, we announced an agreement to acquire a controlling interest in PolCard, the leading credit card merchant transaction acquirer and processor in Poland. With Poland's entry into the European Union, we believe there is significant potential to grow this business, as well as offer new services.

All of these developments position GTECH well for future growth, as does our ongoing focus on operational efficiencies and the continuing commitment of our senior management to improve our competitive position.


Above all, GTECH is strongly committed to re-energizing top-line growth ... and accelerating bottom-line growth ... in fiscal 2004. To that end, we will be devoting considerable effort to a variety of activities, including:

o    pursuing organic growth in our core lottery market and commercial services,

o    competing for new lottery business in Florida, Tennessee and Thailand,

o increasing our investment in research and development in an effort to accelerate the deployment of our Enterprise Series platform, and

o integrating Interlott and PolCard into our existing operations as swiftly and efficiently as possible.

Looking ahead to the rest of fiscal year 2004 ... we now expect total revenue growth in the range of seven to nine percent ... driven by continued growth in same store sales and the contributions of our two recently announced acquisitions ... and we expect earnings per share in the range of $2.60 to $2.70.

We currently have in excess of $100 million dollars authorized for the share repurchase program. And while we remain committed to returning free cash flow to our shareholders in a tax efficient manner, as we go forward we will balance our share repurchase activity with investments in profitable growth.

We continue to be encouraged by the trends we are seeing in the core lottery business ... and as more jurisdictions turn to their lotteries to help bridge budget gaps, these trends could gather further momentum.

I'd like to end my discussion with a brief update on some very recent and exciting developments for GTECH. At a news conference in Providence, Rhode Island last evening, we announced that we are intent on entering into a purchase and sale agreement to sell our world headquarters to AMGEN, one of the world's leading biotech companies that is undertaking a billion dollar expansion program on their site next door to GTECH headquarters. Uniquely, GTECH was able to play a role in accelerating their expansion through the proposed sale.

At the same time, Rhode Island Governor Don Carcieri and the leaders of the Rhode Island legislature announced a package of incentives designed to keep GTECH in Rhode Island. The package includes traditional tax based incentives to move to a prominent location in downtown Providence, and a number of enhancements to our relationship with the Rhode Island Lottery. The package announced last evening is predicated on legislative action and the execution of definitive agreements with the Rhode Island Lottery. As is our practice, once those initiatives have been successfully completed, we will be making detailed announcements on their financial impacts.

Right now, I'd like to turn things over to Jaymin for a closer look at the numbers. Jaymin?

Jaymin:  Thank you Bruce.  Good morning, everyone.

I would like to start by reviewing GTECH's fourth-quarter performance. As Bruce mentioned, we are very pleased with the continued improvement in the underlying performance of the business ... particularly with the strength of same store sales in the US and new international service contracts.

Service revenues increased approximately eleven million dollars ($11M) or approximately five percent (5%) quarter-over-quarter, driven by strong increases in same store sales.

A closer review of the underlying dynamics of the domestic and international lottery business will help to explain the overall increase in service revenues:

In the U.S., same store sales increased by seven percent (7%), with the overwhelming majority of our domestic jurisdictions enjoying strong sales. This was partially offset by contractual rate changes, resulting in a net increase in domestic service revenues of approximately four point six percent (4.6 %) to one hundred twenty-nine million dollars ($129M). We also saw a healthy increase in international lottery sales, which grew approximately eleven percent (11%) on a constant currency basis in the fourth quarter. Factoring in contractual rate changes and the impact of foreign exchange rates, our international service revenues increased six percent (6%), to ninety-six million dollars ($96M).

The ninety-six million dollars ($96M) of international service revenues includes
approximately   eleven  million  dollars  ($11M)  from  commercial   transaction
processing services, primarily in Brazil.

Product sales in the fourth quarter were approximately forty-four million dollars ($44M), as anticipated. This includes the recognition of a turnkey system sale to Portugal.

As reported, gross profits increased by thirty-five million dollars ($35M) or forty-nine percent (49%) quarter-over-quarter.

Again, as reported, service gross profits increased approximately thirty-eight million dollars quarter-over-quarter.

Excluding the write-down of net assets in Argentina taken in the fourth quarter of last year, service gross profits increased twenty-four million dollars ($24M) or thirty-five percent (35%), and service margins increased nine hundred and eighty basis points (980 bp's), to approximately forty-one point five percent (41.5 %).

This was driven by a combination of same store sales growth, the continued ramp up of new contracts, lower depreciation quarter-over-quarter, and the benefits of our cost reduction and efficiency programs.

Product sale margins were slightly higher than anticipated, due to product mix and improved efficiencies in systems deliveries.

Operating expenses for the quarter were forty three million dollars ($43M), or approximately sixteen percent (16 %) of total revenue. The continued focus on managing our support structure resulted in an approximate three million dollar ($3M), or twelve percent (12%), decline in SG&A expenses. This was offset by an increase in our investment in research and development in an effort to accelerate the deployment of Enterprise Series in the marketplace. We also recorded a credit against the special charge taken in fiscal 2001, in the amount of one million dollars ($1M). This reflects lower-than-anticipated severance costs associated with the value assessment initiative.

The combined effect of strong growth in service revenues, margin expansion and close management of operating expenses resulted in reported operating income growth of approximately thirty-three million dollars ($33M) or one hundred and two percent (102%).

As you may know, several factors impact the quarter-over-quarter comparisons. To give you a clear understanding of the true underlying growth in the business, operating income increased sixteen million dollars ($16M), or thirty-four
percent  (34%),   adjusting  for  the  following   three  items:

1. Argentina, representing a charge of approximately fourteen million dollars ($14M) in the fourth quarter of last year,

2. the elimination of goodwill expense in the amount of one point five million dollars ($1.5M), and 3. the impact of the one point one million dollar ($1.1M) special credit in the current quarter.

Below operating income, equity income increased four million dollars ($4M), reflecting the first full year of operations of our joint venture in Taiwan.

The twelve million dollar ($12M) quarter-over-quarter change in other expense includes net charges of seven million dollars ($7M) related to the early retirement of debt and five million dollars ($5M) associated with the refinancing of our headquarters facility. These charges, which were previously classified as an extraordinary charge in the fourth quarter of fiscal year '02, were reclassified to other expense in compliance with the new accounting standard, FAS 145. We adopted the new standard in the third quarter of fiscal 2003, well ahead of the compliance deadline.

Interest expense declined one point five million dollars ($1.5M) or thirty-four percent (34%), quarter-over-quarter, driven by lower debt balances and the benefits of our on-going debt restructuring. We had no borrowings under our three hundred million dollar ($300M) revolving credit facility during the entire fiscal year.

The substantial growth in operating income, coupled with lower other expense, drove our reported net income up thirty-one million dollars ($31M) to forty-two million dollars ($42M) or seventy-two cents ($0.72) per diluted share. On an apples-to-apples basis, adjusting for the three items I mentioned earlier, net income increased twenty-one million dollars ($21M), or one hundred percent (100%), and earnings per share increased thirty-six cents ($0.36) to seventy-one cents ($0.71).

During the quarter, we generated fifty-one million ($51M) in cash flows from operations. This financed twenty-six million dollars ($26M) of capital expenditures [CA $12M; Minn $4M], resulting in free cash flows of twenty-five million dollars ($25M).

During the quarter, we repurchased approximately two hundred and eighty thousand shares (280K) of GTECH stock at a cost of seven million dollars ($7M).

At the end of the quarter, there were approximately fifty-six point six million (56.6M) shares outstanding and one hundred and two million dollars ($102M) available under the current share repurchase authorization.

Now, let's turn to GTECH's performance on a year to date basis.
Service revenues for the fiscal year ended February 22nd were up thirty-seven million dollars ($37M) or approximately five percent (5.0%) over fiscal year 2002 levels, primarily due to strong increases in same store sales around the world, coupled with the ramp up of new lottery contracts. On a constant currency basis, service revenues increased fifty-nine million dollars ($59M) or seven percent (7%) year-over-year.

Product sales for the year were lower than fiscal 2002, due to the large volume of terminal sales to Camelot last year.

In the fiscal year, we recorded four hundred ninety-four million dollars ($494M) in revenue from our US lottery group --- four hundred and thirty-three million dollars ($433M) from the international lottery group --- forty nine million dollars in commercial services ($49M) and three million dollars ($3M) from Transactive.

In fiscal 2003, we generated approximately three hundred and thirty-two million dollars ($332M) in cash from operations, compared to three hundred forty-five million dollars ($345M) in the prior year.

During the year, we invested one hundred and fifty-eight million dollars ($158M), primarily in new contract assets, including the funding of new systems in Texas, New York, Ireland, Minnesota and California. We generated free cash flows of one hundred and seventy-four million dollars ($174M).

Throughout the year, we repurchased approximately two point four million shares (2.4M) of stock at a cost of sixty-four million dollars and retired forty million dollars ($40M) of our Private Placement notes.

In fiscal 2003, we generated net income of one hundred and forty-two million dollars ($142M) and cash from operations of three hundred and thirty-two million dollars ($332M). That means that for every dollar in net income, we generated two dollars and thirty-four cents ($2.34) in cash, representing a very healthy profit-to-cash conversion ratio.

Those are the key highlights of our fourth quarter and year-to-date financial report. Now I would like to turn our attention to the outlook for fiscal year 2004.

As Bruce mentioned, based upon the strength of our fiscal 2003 performance, we are now confident in our ability to deliver better-than-anticipated results for this fiscal year.

I would like to begin with an overview of our existing, base business. I will then review the anticipated impact of our recently announced acquisitions.

We now expect service revenues within our existing book of business to grow one to two percent (1% - 2%) year over year. This growth level reflects the following key assumptions.

1.   Global same store sales  growth in the range of four to five  percent (4% -
     5%),

2.   The net effect of contractual rate changes,

3.   The net impact of our recently announced 25-month extension with Caixa, and

4. An average exchange rate of three point eight Brazilian real (BRL 3.8) to the US dollar

Our current outlook for the year reflects two months of revenues from the Caixa at current contract rates and the new rates reflected in the recently announced extension for the remainder of the fiscal year.

We now expect revenues of approximately seventy million dollars ($70M) from Brazil at an average exchange rate of three point eight real (BZR 3.8) to the dollar versus one hundred million dollars ($100M) of revenue in fiscal 2003 at an average exchange rate of three point one real (BZR 3.1) to the dollar.

We continue expect product sales in the range of ninety to one hundred million dollars ($90M to $100M) next fiscal year.

We expect the outlook for gross profit margins to improve year over year, with service margins in the range of forty to forty-two percent (40% to 42%) reflecting continued strength in same store sales and improvements in efficiencies, combined with lower depreciation.

We expect product margins in the range of twenty-four to twenty-six percent (24% to 26%).

We currently expect operating expenses to be in the range of one hundred and forty-five to one hundred and fifty million dollars ($145M - $150M), reflecting comparable SG& A expenses, offset by increased investments in research and development, to accelerate the deployment of the Enterprise Series platform and the execution of our Commercial Services strategy.

Our forecast reflects a one hundred basis points (100 bps.) decline in our effective tax rate, to thirty-seven percent (37%). This will be driven by more international profits taxed at rates lower than the U.S. statutory rate.

Based upon the expected operating performance in our current book of business, we now believe that diluted earnings per share will be in the range of two dollars and fifty-six cents to two dollars and sixty-six cents ($2.56 to $2.66) for fiscal year 2004, compared to our preliminary guidance of two dollars and fifty cents to two dollars and sixty cents ($2.50 - $2.60) per share. This is based on a diluted share estimate of fifty-eight million (58M) shares.

Including the anticipated effect of our two recently announced acquisitions, we expect service revenues to increase seven to eight percent (7% to 8%) year-over-year. Both acquisitions are proceeding as scheduled. As we get further along in the integration process, we can give more detailed guidance. At this time however, we believe that PolCard will contribute revenues in the range of forty million to fifty million dollars ($40M - $50M) and Interlott will contribute revenues in the range of thirty-three to thirty-five million dollars ($33 - $35M).

In accordance with our previous guidance, we expect PolCard to be earnings neutral this fiscal year. We expect Interlott to add three to four cents ($0.03
- $0.04) per diluted share. Assuming these acquisitions close in the second quarter (Q2) of this fiscal year, we expect earnings per share in the range of two dollars and sixty cents to two dollars and seventy cents ($2.60 - $2.70) per diluted share on fifty-eight point seven million (58.7) shares.

The post-acquisition  share count is approximately seven hundred thousand shares
(700K) higher than the one I just mentioned based upon the assumption that Interlott shareholders will elect to receive 51.5% of the purchase price in GTECH stock.

In the interest of completeness, I would like to review the potential impact of our convertible bonds on the diluted share count as well. As most of you are aware, we have one hundred and seventy-five million dollars ($175M) of convertible debt. The conversion price is set at twenty-seven dollars and fifty cents ($27.50) per share, when - and only when - our stock closes at or above thirty-three dollars ($33.00) per share for twenty (20) out of thirty (30) consecutive trading days. As you can appreciate, that is a condition we can neither predict nor control.

In accordance with Generally Accepted Accounting Principles, for purposes of calculating fully diluted earnings per share, we must assume that all bonds are converted into common stock each day that the stock closes at or above thirty-three dollars ($33.00) per share, once that initial condition is met, regardless of how many bonds are actually converted into equity.

Whilst conversion would have no material impact on the fully diluted share calculation in the first quarter, it may impact quarterly estimates by approximately six cents ($0.06) per share, beginning in the second quarter (Q2). In fiscal year 2004, we plan to invest between two hundred and twenty and two hundred and thirty million dollars ($220M and $230M) in new contract assets and growth opportunities. More than ninety percent (90%) of these investments will be for maintenance capital requirements.

Given this investment outlook, we expect to generate free cash flows in the range of seventy to ninety million dollars ($70M to $90M), prior to financing the recently announced acquisitions, which total approximately seventy million dollars ($70M).

I would like to remind you that fiscal year '04 will be a fifty-three week (53-week) year, an event that occurs every five or six years (5 or 6 years), with the extra week falling into the fourth quarter.

Now let's look at the outlook for our first quarter, which ends May 24th.

In view of the significant jackpot activity in the first quarter of last fiscal year, we expect service revenues to be slightly lower than the first quarter of fiscal year 2003. We expect same store sales growth to be in line with recent trends, offset by contractual rate changes, lower jackpot activity, and less favorable exchange rates quarter over quarter, particularly in Brazil.

We expect product sales to be in the range of eighteen to twenty million dollars ($18M - $20M).

We expect service margins to be in line with the full year outlook and product margins in the range of forty to forty-two percent (40% to 42%).

Finally, we expect earnings per share to be in the range of sixty to sixty-five cents ($0.60 to $0.65) per share on a fully diluted basis, compared the forty-nine cents ($0.49) per share we reported in the first quarter of fiscal year 2003.

To summarize ... we are encouraged by the positive trends we have seen in recent months and we are excited about the growth opportunities PolCard and Interlott offer. At this early stage of the new fiscal year, we are pleased that the outlook is shaping up well - - - giving us confidence that 2004 will be another strong year in terms of profitability and shareholder returns.

Thank you for your attention. Now Bruce and I would be happy to answer any questions that you may have.

[Q&A SESSION]

Closing Comments

If there are no further questions, let me wrap things up quickly with these final thoughts. Over the past three years, GTECH has proven itself to be a company that consistently delivers on its promises. We promised to make our operations more efficient and our pricing more competitive. To deliver a superior, new lottery technology platform. To return value to our shareholders. And to develop new growth opportunities - both within the lottery and in commercial services. In each case, we kept our promise.

Everyone at GTECH contributed to these accomplishments ... and we intend to keep delivering on our promises going forward.

Thanks again for joining us.